Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

This Limited Liability Company Agreement (this “Agreement”) of Macquarie Infrastructure Holdings, LLC, a Delaware limited liability company (“the “Company”), is entered into as of and, pursuant to Section 201(d) of the DLLC Act (as defined below), is made effective as of the formation of the Company on) February 5, 2021, by the member of the Company set forth on Schedule I attached hereto (the “Member”).

The Member hereby adopts the following as the Company’s “limited liability company agreement” (as such phrase is used in the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et. seq. (as amended from time to time, the “DLLC Act”)) and, intending to be legally bound, agree as follows:

ARTICLE I

FORMATION; GENERAL PROVISIONS

1.1.       Formation; Indemnification of Organizer.

(a) The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware, and the Company thus has been formed as a limited liability company subject to the provisions of the DLLC Act.

(b) The Member hereby (i) confirms that the person who signed the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware (the “Organizer”) is an “authorized person” (as such phrase is used in the DLLC Act) for the purposes of signing and so filing the Company’s Certificate of Formation and (ii) agrees to indemnify the Organizer for, and to hold the Organizer harmless from and against, all costs, expenses, claims, damages, liabilities, losses, and threatened, pending and completed actions, suits and proceedings (whether civil, criminal, administrative or investigative) incurred or suffered by or brought against the Organizer based upon, or arising out of or in connection with, any act taken by the Organizer in connection with forming the Company, including without limitation all fees and expenses incurred by the Organizer in connection with causing the Company’s Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware, all court costs, attorneys’ fees and other costs relating in any way to the Organizer’s defense and/or settlement of any such claim, action, suit or proceeding, and all judgments rendered against the Organizer in connection with any such claim, action, suit or proceeding.

1.2.       Name. The name of the Company is Macquarie Infrastructure Holdings, LLC. The business of the Company may be conducted under such other names, if any, as the Managing Member (as defined in Section 2.1 of this Agreement) may deem to be necessary or desirable.

1.3.       Purpose. The purpose of the Company is to engage in any and all other lawful acts and activities for which limited liability companies may be formed under the DLLC Act.

1.4.       Principal Office. The principal office address of the Company shall be 125 West 55th Street, New York, New York 10019 or such other address as the Member shall determine from time to time.

1.5.       Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or, in each case, such other address or agent as the Member shall determine and specify from time to time in an amendment to the Company’s Certificate of Formation filed in the office of the Secretary of State of the State of Delaware.

1.6.       Term. Subject to the occurrence of an event of dissolution as provided by this Agreement, the Company shall have perpetual existence.

1.7.       Managing Member, Designees and Officers of the Company as “Authorized Persons”. The Managing Member (as defined in Section 2.1 of this Agreement), all individuals and entities (if any) designated by the Managing Member from time to time as such “authorized persons”, and the officers, if any, of the Company, hereby are each designated an “authorized person” (as such phrase is used in the DLLC Act) to execute, deliver and file any amendments and restatements of the Company’s Certificate of Formation and any other certificates and other documents and instruments necessary or desirable in order for the Company to comply with the laws of the State of Delaware or to qualify to do business in any jurisdiction in which the Managing Member or an appropriate officer of the Company shall deem it desirable for the Company to conduct business or, whenever the Managing Member or an appropriate officer of the Company shall deem it appropriate for the Company to cease doing business in any such jurisdiction and withdraw therefrom, to revoke any related appointments of agents or attorneys for service of process or surrender such qualification or authority to do business in such jurisdiction.

ARTICLE II

MANAGEMENT

2.1.       Management by Managing Member. Management of the Company shall be vested in the Member, which shall be vested with the powers and authority of a “manager”, as defined in the DLLC Act; the Member in its capacity as such manager is referred to in this Agreement as the “Managing Member”. To the extent permitted by applicable law and , the Managing Member is authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval by the Member, except as expressly provided otherwise below in this Section 2.1. The Member (other than the Managing Member acting in such capacity) shall have no authority to act for or on behalf of the Company or bind the Company in any way by virtue of being a Member. In furtherance and (except to the expressly provided otherwise in the proviso in this sentence) not limitation of the foregoing, the Managing Member’s powers include, but shall not be limited to, the authority to (a) negotiate, complete, execute and deliver any and all agreements, deeds, instruments, receipts, certificates and other documents on behalf of the Company as the Managing Member shall consider necessary or advisable in connection with the management or business of the Company and (b) employ, at the Company’s expense, such agents or third parties in connection with the management or operation of the business of the Company as the Managing Member shall deem appropriate; provided, however, that the Managing Member shall not have the power or authority without the consent of the Member to (i) consolidate the Company with another entity or merge the Company with or into another entity if the Company is not the survivor of such merger, or convey all of the Company’s assets substantially as an entirety to another entity or person, or (ii) designate, approve or admit any new or additional member to the Company. The Member agrees that, subject to the proviso set forth in the immediately preceding sentence, (x) all determinations, decisions and actions made or taken by the Managing Member shall be conclusive and absolutely binding upon the Company, the Member and its respective successors, assigns and representatives and (y) persons dealing with the Company are entitled to rely conclusively upon such power and authority of the Managing Member.

2.2.       Officers.

(a) The Managing Member may appoint and remove such officers of the Company, and may delegate to such officers such powers and authority otherwise vested in the Manager, as the Managing Member shall deem advisable from time to time; provided, however, that any such power or authority of the Managing Member delegated to any officer of the Company shall remain concurrently vested in and exercisable by the Managing Member also. Unless the Managing Member specifies otherwise in writing, if the Managing Member assigns to an officer of the Company a title that is a title commonly used for an office of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the Company the authorities and duties that customarily are associated with that office of such a business corporation.

(b) Subject to the right of the Managing Member from time to time to remove any officer of the Company and to delegate to and limit the powers and authority of any officer of the Company, as provided in subsection (a) in this Section 2.2, the persons named in the following list hereby are appointed the initial officers of the Company, each having the title set forth opposite his name in the following list:

Christopher Frost	Chief Executive Officer, President
Nick O’Neil	Chief Financial Officer, Treasurer
Jay Davis	Vice President
Robert Choi	Principal Accounting Officer
Michael Kernan	General Counsel and Secretary

with each such officer of the Company having the authorities and duties that customarily are associated with the office of a business corporation formed under the General Corporation Law of the State of Delaware that commonly carries the title set forth opposite such officer’s name in the list set forth immediately above.

(c) Except when and to the extent the Managing Member shall have provided otherwise in writing, the officers of the Company shall have the power and authority to execute and deliver instruments and other documents in the name and on behalf of the Company, and the execution and delivery in the name and on behalf of the Company of any instrument or other document thereby shall be necessary and sufficient to bind the Company with respect to such instrument or other document.

2.3.       Managing Member Acceptance of Responsibilities. The Member hereby accepts the responsibilities of Managing Member of the Company.

ARTICLE III

MEMBERS; CONTRIBUTIONS TO CAPITAL;

CAPITAL ACCOUNTS; DISTRIBUTIONS

3.1.       Initial Member; Initial Capital Contributions. The Member listed on Schedule I attached hereto as of the date hereof shall be admitted as a Member as of the date of this Agreement, and upon executing this Agreement shall be obligated to make a capital contribution to the Company in the amount specified opposite the Member’s name on the Schedule I that is attached to this Agreement.

3.2.       Additional Members. One or more additional members may be admitted to the Company from time to time, on such terms as the Member shall agree. Upon and by becoming a member of the Company, such additional Member agrees to, and agrees to be bound by, the terms and provisions of this Agreement. Upon admission of a member to the Company, Schedule I to this Agreement shall be amended to (a) include the name, address and percentage interest of such new Member in the Company and (b) adjust the Percentage Interests (as defined below) of the other Members accordingly.

3.3.       Additional Capital Contributions. The Members shall make such additional capital contributions to the Company, in proportion to their respective Percentage Interests set forth on the Schedule I to this Agreement current at the time of such contributions, as either (a) the Members shall mutually deem necessary or advisable in connection with the business of the Company or (b) the Managing Member shall call for.

3.4.       Percentage Interests. Each Member shall have an interest in the Company expressed as a percentage of the whole (each a “Percentage Interest”). Each Member’s Percentage Interest shall be as set forth on the then current Schedule I to this Agreement.

3.5.       Capital Accounts. A capital account for each Member shall be maintained on the books of the Company. Such capital account shall be adjusted (a) to reflect the Member’s contributions to the capital of the Company and the Member’s shares of allocations and distributions and (b) to conform to any applicable regulations promulgated under the Code (as defined in Section 4.2 of this Agreement).

3.6.       Distributions. Distributions shall be made by the Company to the Members at the times (if any), and in the aggregate amounts, determined by the Managing Member from time to time in the Managing Member’s discretion, subject, however, to the limitations set forth in Section 607 of the DLLC Act (or any successor to such Section) and other applicable law. All such distributions shall be made to the Members on a pro rata basis in accordance with each Member’s Percentage Interest as then in effect.

ARTICLE IV

ACCOUNTING AND TAX MATTERS

4.1.       Books of Account. At all times during the existence of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles and the accounting methods followed for US federal income tax purposes, in which books shall be entered particulars of all monies, goods and effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and of all such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a kind and character similar to the business of the Company. In addition, the Company also shall keep and maintain all records as required to be kept pursuant to the DLLC Act. The books and records of account of the Company shall be kept at the principal office of the Company, and the Members shall at all reasonable times have access to such books and records and the right to inspect the same.

4.2       Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or the Managing Member shall change the fiscal year of the Company.

4.3.       Tax Elections and Returns, Etc. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under any applicable tax law shall be made by the Managing Member. In furtherance and not limitation of the provisions of Section 2.1 of this Agreement, it is hereby confirmed that the Managing Member is responsible for preparing and filing, or causing to be prepared and filed, all tax reports, returns and other filings that the Company is required to prepare and file.

ARTICLE V

DISSOLUTION, LIQUIDATION, WINDING UP AND TERMINATION

5.1.       Dissolution. The Company shall be dissolved upon the first to occur of the following: (a) the agreement of all of the Members that the Company be dissolved; (b) any event that makes it unlawful for the Company to carry on its business; and (c) any other event causing the dissolution of the Company under the DLLC Act (including, but not limited to, the entry of a decree of judicial dissolution under Section 802 of the DLLC Act).

5.2.       Winding Up and Liquidation. Except as otherwise provided in this Agreement, upon dissolution of the Company the Managing Member shall designate a liquidator (the “Liquidator”) whom shall wind up the affairs of the Company and distribute the assets of the Company in accordance with the DLLC Act and Section 3.6 of this Agreement.

5.3.        Documentation of Dissolution and Termination. Upon the dissolution of the Company, the Liquidator shall execute and file all appropriate certificates and amendments to the Company’s Certificate of Formation as required under the DLLC Act and shall execute, deliver, file and record such other certificates, instruments and other documents as it shall deem necessary or appropriate in the State of Delaware or any other jurisdiction. Upon completion of the winding up of the Company (including, but not limited to, the application or distribution of all assets of the Company pursuant to Section 5.2 of this Agreement), the Company shall be terminated and the Liquidator shall execute and file a certificate of cancellation in accordance with Section 203 of the DLLC Act.

ARTICLE VI

TRANSFERS OF INTERESTS

6.1.       Limitation on Transferability. No Member has, nor shall any Member ever have, the right to sell, assign, pledge, transfer or (other than by dissolution of the Company) otherwise dispose of all or any part of its interest in the Company, or to withdraw from the Company, without (a) the unanimous approval of all Members, which approval must be in writing and may be withheld by any Member in its sole and absolute discretion, and (b) in the case of any purported sale, assignment, pledge, transfer or other disposition of any interest in the Company, such sale, assignment, pledge, transfer or other distribution being made in accordance with and not in violation of the Securities Act of 1933, as amended, and all applicable securities and “blue sky” laws of all applicable jurisdictions. Any purported sale, assignment, pledge, transfer or other disposition of all or any part of an interest in the Company, or purported withdrawal from the Company, without the unanimous approval of all Members (other than a disposition by dissolution of the Company), or without compliance with the Securities Act of 1933, as amended, and all applicable securities and “blue sky” laws of all applicable jurisdictions, shall be null and void and of no force or effect.

6.2.       Conditions to Admission of Transferee as Member. No transferee of all or any portion of any Member’s interest in the Company shall be admitted as a substitute or additional member of the Company unless (i) such transfer is in full compliance with the provisions of this Agreement (including, but not limited to, Section 6.1 of this Agreement) and (ii) such transferee shall have executed and delivered to the Company such instruments as the Managing Member reasonably deems necessary or desirable to effectuate the admission of such transferee as a Member of the Company and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

7.1       Limited Liability as Member, Managing Member or Officer. Except to the extent expressly provided otherwise in the DLLC Act, no Member (including but not limited to the Managing Member) and no officer of the Company shall have any liability for the debts, obligations or liabilities of the Company by reason of being or having been a Member, Managing Member or officer of the Company. Except as expressly provided otherwise in the DLLC Act, the liability of any Member in connection with the Company shall be limited to the amount of capital contributions, if any, required to be made by such Member to the Company in accordance with this Agreement, and then only to the extent that such capital contributions shall have become due pursuant to this Agreement.

7.2.       Limited Liability to Members or the Company. No Member, no affiliate of any Member, no agent of the Managing Member, and no member, partner, manager, director, trustee, officer, employee, representative or agent of the Company or of any Member or affiliate of any Member (including but not limited to the Managing Member), shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for (a) any act or omission on behalf of the Company within the scope of the authority conferred on such entity or person by or pursuant to this Agreement or by law or (b) any act or omission that was consented to or approved by the Managing Member, unless, in any case referred to in either clause (a) or clause (b) of this Section, such act or omission was (i) an act or omission of gross negligence, willful misconduct or bad faith, related to the Company, (ii) a breach of this Agreement in a material respect, (iii) in connection with a transaction from which such Member, affiliate, Managing Member, member, partner, manager, director, trustee, officer, employee, representative or other agent derived an improper personal benefit or (iv) a criminal act and, in the case of an act or omission referred to in this clause (iv), such entity or person had reasonable cause at the time of such act or omission to believe such act or omission was unlawful.

7.3.       Indemnification. To the fullest extent permitted by the law of the State of Delaware, the Company shall: (a) indemnify any person or entity, and such person’s or entity’s heirs, distributees, next of kin, successors, appointees, executors, administrators, personal representatives and assigns (each such person or entity, and each of his, her or its heirs, distributees, next of kin, successors, appointees, executors, administrators, personal representatives and assigns, an “Indemnified Party”), who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, any action by or in the right of the Company) (any “Claim”) based upon or arising out of or in connection with such person or entity being or having been a Managing Member, officer, employee, representative or agent of the Company, or is serving or has served at the request of the Company or the Managing Member as a stockholder, member, partner, manager, director, trustee, officer, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust, benefit plan, association or other enterprise, domestic or foreign, against, and hold each Indemnified Party harmless from, all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses (all “Losses”) actually and reasonably incurred or suffered by such Indemnified Party in connection with any such Claim, except to the extent such Losses are determined by a court of competent jurisdiction to have arisen as a result of the Indemnified Person (or his, her or its predecessor in interest) having acted (or failed to act) with gross negligence, willful misconduct or bad faith or having derived an improper personal benefit or having committed a criminal act with reasonable cause at the time of such criminal act to believe that it was unlawful; and (b) upon receiving an undertaking by or on behalf of the Indemnified Person to repay such advances if it ultimately shall be determined that such Indemnified Person is not entitled to be indemnified by the Company, advance expenses incurred by any Indemnified Party in connection with defending against any Claim.

ARTICLE VIII

MISCELLANEOUS

8.1.       Notices. All notices and other communications required or permitted to be given to any Member pursuant to, or otherwise given to any Member in connection with, this Agreement (a) shall be in writing, (b) may be given by personal delivery, email or other electronic transmission, commercial courier or United States mail and (c) shall be deemed given when delivered in person, upon receipt if given by email or other electronic transmission, the first business day (in the jurisdiction where the notice or communication is to be received) after such notice or other communication is delivered to a commercial courier for overnight delivery with fees therefor prepaid or duly provided for, or five days after being deposited with the United States postal service with first-class postage prepaid, in each case addressed to the party to which such notice or other communication is to be given at such party’s address set forth in the then current Schedule I to this Agreement or such other email or other electronic address, or courier or postal address as such party shall have specified by a notice in writing given in accordance with this Section. For purposes of this Section 8.1, “business day” means any day other than Saturdays, Sundays and days on which banks are permitted to be closed under the laws of the jurisdiction where the notice or other communication is to be received.

8.2.       Amendments. This Agreement may be amended only by a written instrument executed by all the Members.

8.3.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of each Member and his, her or its heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and permitted assigns.

8.4.       Governing Law; Interpretation. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict of laws rules. The Members intend that the provisions of the DLLC Act shall control with respect to any matter not set forth or otherwise provided for in this Agreement. The headings in this Agreement are inserted for convenience of reference only and do not, and shall not be deemed or used to, construe or interpret any provision of this Agreement. The language in this Agreement shall in all cases be construed simply according to the fair meaning thereof and shall not be construed against any party because that party or its counsel drafted such language.

8.5.       Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect, and the application of such provision to persons or circumstances other than those to which it shall have been held invalid or unenforceable by such court shall not be affected thereby.

8.6.       Securities Laws Restrictions. The interests in the Company described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities or “blue sky” laws of the State of Delaware or any other jurisdiction. Any such interest in the Company therefore may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such Act and laws and this Agreement. By becoming a Member, whether by executing this Agreement or otherwise as contemplated by Section 3.2 or Article VI of this Agreement, the Member represents and acknowledges that he, she or it is acquiring his, her or its interest in the Company for investment purposes only and without a view to the distribution of such interest or any part thereof.

8.7.       Entire Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

***

IN WITNESS WHEREOF, the undersigned has executed this Agreement, effective as of the date and year first above written.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Christopher Frost
Name:	Christopher Frost
Title:	Chief Executive Officer

By:	/s/ Nick O’Neil
Name:	Nick O’Neil
Title:	Chief Financial Officer

Sole Member:

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Christopher Frost
Name:	Christopher Frost
Title:	Chief Executive Officer

By:	/s/ Nick O’Neil
Name:	Nick O’Neil
Title:	Chief Financial Officer

SCHEDULE I

to

Limited Liability Company Agreement

of

Macquarie Infrastructure Holdings, LLC

Effective February 5, 2021

MEMBERS	ADDRESS FOR NOTICES	INITIAL CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
Macquarie Infrastructure Corporation	125 West 55th Street New York, NY 10019	US $100	100%